Exhibit 99.1

Media and Investor Contact Elizabeth M. Higashi, CFA 920-243-5392

W6316 Design Drive, Greenville, WI 54942
P.O. Box 1579, Appleton, WI 54912-1579

FOR IMMEDIATE RELEASE

School Specialty Announces Executive Appointments and Organizational Changes

  -    Gerald T. Hughes Named Chief Administrative Officer and Kathryn Pepper-Miller Named Chief

        Marketing Officer in New Executive Positions

  -    Organizational Changes to Drive Market-Focused Strategies

Greenville, WI, April 2, 2012 - School Specialty, Inc. (NASDAQ: SCHS), a leading K-12 education company with the broadest array of products in the market, announced today changes in its leadership team with the creation of two new executive positions and the reorganization of certain operational responsibilities, including the departure of two senior executives.

Gerald T. Hughes will join School Specialty as Chief Administrative Officer on April 2, and will oversee human resources, legal, organization design and change management.  Hughes has extensive business experience, including more than 20 years in the education industry.

Kathryn Pepper-Miller will join School Specialty as Chief Marketing Officer on April 16, and will drive the company’s marketing and communications initiatives.  Pepper-Miller was most recently CEO of Leopard, an Ogilvy &Mather specialty company headquartered in Denver.

“Today’s announcement further transforms School Specialty toward a market-focused strategy while simplifying our approach to doing business,” said CEO and President, Michael P. Lavelle.  “I am very pleased to have both Jerry Hughes and Kathy Pepper-Miller join our leadership team.  Jerry has extensive experience in education, business transformation and change management and Kathy’s expertise in brand management and marketing will drive our multi-channel marketing initiatives,” Lavelle said.

School Specialty also announced that Executive Vice President and President of the Accelerated Learning Group (ALG), Steven Korte, and Executive Vice President, Human Resources, Rachel McKinney, are leaving the company to pursue other opportunities.  Lavelle will directly oversee ALG, including its science, planning and student development, and physical education and health curriculum.   Autoskill and EPS, the supplemental reading and math segments that were previously a part of ALG, will now report to Richmond Y. Holden, Executive Vice President and President of Educational Resources.

“We thank both Steven and Rachel for their service to the company and wish them both the best in their future endeavors,” added Lavelle.

Other changes include the appointment of Tom Dalgleish, currently the Group Vice President and General Manager of Furniture and Equipment, to oversee the company’s business services, including distribution, customer care, manufacturing and supply chain.

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Executive Vice President and Chief Financial Officer David Vander Ploeg will continue in his role leading all financial areas for the company including information technology.

Background on Gerald T. Hughes and Kathryn Pepper-Miller

Gerald T. Hughes was most recently President of the privately-held Staff Development for Educators (SDE), a professional development company.  Hughes was associated previously with Houghton Mifflin Harcourt from 2002 to 2009, and was President and Chief Operating Officer from 2007 to 2009.  He led the integration of Houghton Mifflin and Harcourt Education, creating the market-leading K-12 educational publisher in the United States.  He was also with Harcourt General for 14 years in various capacities, including as Vice President, Human Resources and Associate General Counsel.

Kathryn Pepper-Miller has more than 25 years of experience in brand management and marketing, successfully identifying new market opportunities and creating and launching effective marketing strategies and communications programs for major products and companies, including IBM’s personal computer division, Microsoft Windows Live Spaces™, Lenovo and Houghton Mifflin Harcourt.  She was previously Managing Director and Senior Partner with Ogilvy & Mather in Durham, North Carolina.  She also held senior marketing positions at Smith and Brann Worldwide.

Inducement Grants

Hughes and Pepper-Miller are both entitled to receive grants of restricted stock and options pursuant to their employment agreements.  Due to limitations under the 2008 Equity Incentive Plan, they will each receive inducement grants of a time-based stock option and a performance-based stock option.

Hughes and Pepper-Miller will receive an option to purchase 40,000 and 15,000 shares of the Company’s common stock, respectively.  These options will have a ten-year term and an exercise price equal to the closing price on their first date of employment.  These options will become exercisable with respect to 25% of the shares subject to the option on each of the first four anniversaries of the date of grant, subject to their continued employment.

Hughes and Pepper-Miller will also receive an option to purchase 100,000 and 25,000 shares of the Company’s common stock, respectively.  These options will have a ten-year term and an exercise price equal to the closing price on their first date of employment.  Following purchase of a number of shares of the Company’s common stock with an aggregate purchase price of at least $150,000 by Hughes and $40,000 by Pepper-Miller, the option will vest with respect to one-fourth of the shares subject to the option on the date the average of the average daily high and low sales prices of a share of the Company’s common stock during any 30 consecutive trading day period equals or exceeds $5.00 per share, and another one-fourth of which will vest on each of the dates the average trading price equals or exceeds $10.00, per share, $15.00 per share and $20.00 per share, subject to their continued employment.  Furthermore, these options may not be exercised before the first anniversary of the date of grant and may not be exercised with respect to more than one-third of the shares subject to the option on each of the first three anniversaries of the date of grant.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn.  The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

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Accelerated Learning’s major products include: World Wise 3000®, Premier™ Agenda, Delta Education™, FOSS®, CPO Science™, Frey Scientific®, Educator’s Publishing Service, Academy of Reading®, Think Math!™, MCI®, S.P.I.R.E.® and SPARK™ .   Educational Resources proprietary brands include: Education Essentials®, Sportime®, Childcraft®, Sax® Arts & Crafts, Califone®, abc®, Abilitations®, School Smart®, Classroom Select™ and Projects by Design®.

For more information about School Specialty, visit www.schoolspecialty.com.

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